                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                              (Amendment No. 1)*


                   ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.
                                (Name of Issuer)


                         Limited Partnership Interests
                         (Title of Class of Securities)


                                   293977203
                                 (CUSIP Number)

                               December 31, 1999
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 2 of 11 Pages

CUSIP NO.  293977203
           ---------


------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Madison Avenue Investment Partners, LLC
      13-3959673

------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [_]
      (b) [_]

------------------------------------------------------------------------------
 3    SEC USE ONLY



------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware



------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          1,947 Units of Limited Partnership Interests
     NUMBER OF

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY           1,947 Units of Limited Partnership Interests

     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER
                          1,947 Units of Limited Partnership Interests
    REPORTING

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH               1,947 Units of Limited Partnership Interests

------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,947 Units of Limited Partnership Interests


------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                   [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.32%


------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      OO


------------------------------------------------------------------------------

Page 3 of 11 Pages

CUSIP NO.  293977203
           ---------


------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      First Equity Realty, LLC
      13-3827931

------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [_]
      (b) [_]

------------------------------------------------------------------------------
 3    SEC USE ONLY



------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION                      New York



------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          0 Limited Partnership Interests
     NUMBER OF

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY           1,947 Limited Partnership Interests

     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER
                          0 Limited Partnership Interests
    REPORTING

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH               1,947 Limited Partnership Interests

------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,947 Limited Partnership Interests


------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                   [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.32%


------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      OO


------------------------------------------------------------------------------

Page 4 of 11 Pages

CUSIP NO.  293977203
           ---------


------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      The Harmony Group II, LLC
      13-3959664

------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [_]
      (b) [_]

------------------------------------------------------------------------------
 3    SEC USE ONLY



------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION                      Delaware



------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          0 Limited Partnership Interests
     NUMBER OF

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY           1,947 Limited Partnership Interests

     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER
                          0 Limited Partnership Interests
    REPORTING

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH               1,947 Limited Partnership Interests

------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,947 Limited Partnership Interests


------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                   [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.32%


------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      OO


------------------------------------------------------------------------------

Page 5 of 11 Pages

CUSIP NO.  293977203
           ---------


------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Ronald M. Dickerman
      ###-##-####

------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [_]
      (b) [_]

------------------------------------------------------------------------------
 3    SEC USE ONLY



------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION                      United States



------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          0 Limited Partnership Interests
     NUMBER OF

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY           1,947 Limited Partnership Interests

     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER
                          0 Limited Partnership Interests
    REPORTING

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH               1,947 Limited Partnership Interests

------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,947 Limited Partnership Interests


------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                   [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.32%


------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      IN


------------------------------------------------------------------------------

Page 6 of 11 Pages

CUSIP NO.  293977203
           ---------

------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Bryan E. Gordon
      ###-##-####

------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [_]
      (b) [_]

------------------------------------------------------------------------------
 3    SEC USE ONLY



------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION                      United States



------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          0 Limited Partnership Interests
     NUMBER OF

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY           1,947 Limited Partnership Interests

     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER
                          0 Limited Partnership Interests
    REPORTING

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH               1,947 Limited Partnership Interests

------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,947 Limited Partnership Interests


------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                   [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.32%


------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      IN


------------------------------------------------------------------------------

Page 7 of 11 Pages

ITEM 1(A)  NAME OF ISSUER:

The name of the Issuer is Enstar Income/Growth Program Six-B, L.P. (the
"Issuer").

ITEM 1(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

The address of the Issuer's principal executive offices is 10900 Wilshire Blvd., 15th Floor, Los Angeles, California 90024.

ITEM 2(A)  NAME OF PERSONS FILING:

The names of the persons filing this Amendment No. 1 to Schedule 13G are Madison Avenue Investment Partners, LLC, a Delaware limited liability company ("MAIP"), First Equity Realty, LLC, a New York limited liability company ("First Equity"), The Harmony Group II, LLC, a Delaware limited liability company ("Harmony Group"), Ronald M. Dickerman and Bryan E. Gordon (collectively, the "Reporting Persons"). MAIP is the controlling person of various entities which are the nominee owners of, or the successors by merger to the assets of nominee owners of, Limited Partnership Interests (the "Units") of the Issuer. These nominees, none of which beneficially own 5% or more of the Units, are Madison/AG Partnership Value Partners II, Gramercy Park Investments, LP and Madison Liquidity Investors 104, LLC.

The controlling members of MAIP are The Harmony Group II, LLC, a Delaware limited liability company of which Bryan E. Gordon is the Managing Member, and First Equity Realty, LLC, a New York limited liability company of which Ronald
M. Dickerman is the Managing Member.

ITEM 2(B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The business address of MAIP, Harmony Group and Mr. Gordon is P.O. Box 7533, Incline Village, Nevada 89452. The business address for First Equity and Mr. Dickerman is 555 Fifth Avenue, 9th Floor, New York, New York 10017.

ITEM 2(C) CITIZENSHIP:

See Item 2(A) above. Each of Mr. Dickerman and Mr. Gordon is a citizen of the United States of America.

Page 8 of 11 Pages

ITEM 2(D)  TITLE OF CLASS OF SECURITIES:

The title of the class of securities to which this Schedule relates is Limited Partnership Interests.

ITEM 2(E)  CUSIP NUMBER:  293977203

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
          (C), CHECK WHETHER THE PERSON FILING IS A:


(a)  [ ]  Broker or dealer registered under Section 15 of the Act.

(b)  [ ]  Bank as defined in Section 3(a)(6) of the Act.

(c)  [ ]  Insurance company defined in Section 3(a)(19) of the Act.

(d) [ ] Investment company registered under Section 8 of the Investment Company Act.

(e)  [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

(j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP.

Aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

(a) Amount Beneficially Owned: The Reporting Persons beneficially own an aggregate of 1,947 Units.

(b) Percent of Class: The Reporting Persons beneficially own 5.32% of the issued and outstanding Units.

(c)  Number of shares as to which such persons have:

     (i)  Sole power to vote or to direct the vote:  1,947 Units

Page 9 of 11 Pages

     (ii)  Shared power to vote or to direct the vote:  1,947 Units

     (iii)  Sole power to dispose or to direct the disposition of:  1,947 Units

     (iv)  Shared power to dispose or to direct the disposition of:  1,947 Units

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

See Item 2(A) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

See Item 2(A) above.  In accordance with Rule 13d-1(k), the
Reporting Persons have executed a Joint Filing Agreement annexed hereto as Exhibit A.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.    CERTIFICATIONS.

By signing below, the undersigned hereby certify that, to the best of their respective knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 10 of 11 Pages

SIGNATURE

After reasonable inquiry and to the best of their respective knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete, and correct.

Dated:  February 11, 2000

MADISON AVENUE INVESTMENT PARTNERS, LLC
BY:  FIRST EQUITY REALTY, LLC (MEMBER)

By:  /s/ Ronald M. Dickerman
     --------------------------------------
     Ronald M. Dickerman, Managing Director

FIRST EQUITY REALTY, LLC

By:  /s/ Ronald M. Dickerman
     --------------------------------------
     Ronald M. Dickerman, Managing Director

THE HARMONY GROUP II, LLC

By:  /s/ Bryan E. Gordon
     --------------------------------------
     Bryan E. Gordon, Managing Director

     /s/  Ronald M. Dickerman
     --------------------------------------
     Ronald M. Dickerman

     /s/  Bryan E. Gordon
     --------------------------------------
     Bryan E. Gordon

Page 11 of 11 Pages

                                   Exhibit A

                             JOINT FILING AGREEMENT

The undersigned hereby agree that this Amendment No. 1 to Schedule 13G with respect to the Limited Partnership Interests of Enstar Income/Growth Program Six-B, L.P., dated February 11, 2000 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated as of:  February 11, 2000

MADISON AVENUE INVESTMENT PARTNERS, LLC
BY:  FIRST EQUITY REALTY, LLC (MEMBER)

By:  /s/ Ronald M. Dickerman
     --------------------------------------
     Ronald M. Dickerman, Managing Director

FIRST EQUITY REALTY, LLC

By:  /s/ Ronald M. Dickerman
     --------------------------------------
     Ronald M. Dickerman, Managing Director

THE HARMONY GROUP II, LLC

By:  /s/ Bryan E. Gordon
     --------------------------------------
     Bryan E. Gordon, Managing Director

     /s/  Ronald M. Dickerman
     --------------------------------------
     Ronald M. Dickerman

     /s/  Bryan E. Gordon
     --------------------------------------
     Bryan E. Gordon